Exhibit 99.1

News Release

Ameriprise Financial To Acquire
H&R Block Financial Advisors

Adds More Than 900 Advisors to Nation’s Fourth-Largest Retail Distribution Force

MINNEAPOLIS – August 12, 2008 – Ameriprise Financial, Inc. (NYSE: AMP) today announced a definitive agreement to acquire H&R Block Financial Advisors (HRBFA) for $315 million in cash from H&R Block. The transaction is expected to be accretive to earnings per share and return on equity in early 2010.

The more than 900 advisors of HRBFA work in 135 office locations across the U.S. The advisors will become Ameriprise Financial-branded employee advisors and will strengthen the company’s presence in key markets, including Florida, Texas and California. The combined company will have approximately 13,000 total advisors across all its platforms. The transaction is also expected to add approximately 376,000 client accounts and $30 billion in client assets.

“The acquisition of H&R Block Financial Advisors reinforces our growth strategy and underscores the strength of our financial position,” said Jim Cracchiolo, Ameriprise Financial Chairman and CEO. “We are very pleased to add the seasoned and productive distribution force of HRBFA. We believe the combined employee advisor group will benefit from the strong Ameriprise Financial brand, broad product offerings, robust advisor support and strong field leadership.”

The transaction is subject to customary regulatory approvals, and is expected to close in four to six months.

Following completion of the transaction, Ameriprise Financial and H&R Block will maintain a strategic alliance providing both companies with opportunities to acquire new clients through mutual referrals.

“This transaction will bring together two strong organizations with very similar cultures and client value propositions,” said Joan Cohen, president of HRBFA. “As part of the larger Ameriprise Financial organization, our financial advisors will be well positioned to grow their business with significantly expanded resources and offer their clients a wider array of products and services.”

HRBFA advisors will receive attractive retention packages as part of the transaction.

The acquisition, which has been approved by the boards of directors of Ameriprise Financial and H&R Block, will be funded through the use of cash on hand. Following completion of the transaction, the company will remain in a strong liquidity and capital position and will continue to repurchase shares under the two-year repurchase authorization that was announced earlier this year.

A majority of anticipated synergies will be realized through cost savings.

Banc of America Securities LLC acted as financial advisor and Wachtell, Lipton, Rosen & Katz acted as legal advisor for Ameriprise Financial.  Lazard acted as financial advisor and Sullivan & Cromwell LLP acted as legal advisor for H&R Block.

About Ameriprise Financial
Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent.

For more information, visit ameriprise.com.

About H&R Block
H&R Block Inc. (NYSE: HRB) is the world’s preeminent tax services provider, having served more than 400 million clients since 1955 and generating annual revenues of $4.4 billion in fiscal year 2008.  H&R Block provides income tax return preparation and related services and products via a nationwide network of approximately 13,000 company-owned and franchised offices and through TaxCut® online and software solutions. The company also provides business services through RSM McGladrey and certain consumer financial services.  For more information visit our Online Press Center at www.hrblock.com.

Contacts

Ameriprise Financial
Investor Relations:	Media Relations:
Laura Gagnon	Ben Pratt
612.671.2080	612.678.5881
laura.c.gagnon@ampf.com	benjamin.j.pratt@ampf.com

H&R Block
Investor Relations:	Media Relations:
Derek Drysdale	Nancy Mays
816.854.4513	816.854.4537
derek.drysdale@hrblock.com	nmays@hrblock.com